Exhibit 21.1
RADISYS CORPORATION
LIST OF SUBSIDIARIES

JURISDICTION OF
SUBSIDIARY	INCORPORATION
Nihon RadiSys K.K.	Japan
RadiSys Systems Technology (Shanghai) Co. Ltd.	China
RadiSys Canada Inc.	Canada
Convedia Corporation	Canada
RadiSys (UK) Limited	United Kingdom
Texas Micro Systems UK Limited (Inactive)	United Kingdom
Microware Systems UK Limited (Inactive)	United Kingdom
Convedia Limited (Inactive)	United Kingdom
RadiSys Convedia (Ireland) Limited	Ireland
RadiSys Technology (Ireland) Limited	Ireland
RadiSys Ireland Limited	Ireland
RadiSys GmbH	Germany
RadiSys B.V.	Netherlands
RadiSys SARL (Inactive)	France
RadiSys Israel Ltd.	Israel